Pursuant to Rule 433
                                                      File Number: 333-137620-03



The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.


                        THE SERIES 2006-18 CERTIFICATES


                           Initial          Pass-
                           Principal        Through
Class                      Balance(1)       Rate       Principal Types          Interest Types   CUSIP
------------------------   --------------   -------    ----------------------   --------------   -----------
Offered Certificates
Class A-1                  $2,410,604,000     6.000%   Senior, Pass-Through     Fixed Rate       94985B AA 5
Class A-PO                     $4,670,870     0.000%   Senior, Ratio Strip      Principal Only   94985B AB 3
Class A-R                            $100     6.000%   Senior, Sequential Pay   Fixed Rate       94985B AC 1
Class B-1                     $51,256,000     6.000%   Subordinated             Fixed Rate       94985B AD 9
Class B-2                     $13,752,000     6.000%   Subordinated             Fixed Rate       94985B AE 7
Class B-3                      $7,500,000     6.000%   Subordinated             Fixed Rate       94985B AF 4
Non-Offered Certificates
Class B-4                      $5,001,000     6.000%   Subordinated             Fixed Rate       94985B AG 2
Class B-5                      $3,750,000     6.000%   Subordinated             Fixed Rate       94985B AH 0
Class B-6                      $3,751,344     6.000%   Subordinated             Fixed Rate       94985B AJ 6

--------------------------------------------------------------------------------
(1) Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, to the Class A-R and Class A-1 Certificates.